[HUGHES HUBBARD & REED LLP LETTERHEAD]
                                                                     Exhibit 5.1


                                                  May 27, 2005



Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, NY 11042

                  Re: 2005 OMNIBUS INCENTIVE PLAN

Ladies & Gentlemen:

            You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Flushing Financial Corporation (the "Company") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to shares (the "Shares") of common stock, par value $.01 per share of the Company ("Common Stock"), and related rights to purchase shares of Series A Junior Participating Preferred Stock (the "Rights") to be issued pursuant to the Company's 2005 Omnibus Incentive Plan (the "Plan").

            This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the provisions of such law and Constitution). We are not members of the Delaware Bar.

            Based upon and subject to the foregoing, we are of the opinion that when (i) the applicable provisions of the Act and of such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, and
(ii) the Shares deliverable under the Plan shall have been issued in accordance with the terms of the Plan and for consideration in an amount at least equal to the aggregate par value of such Shares, (a) the Shares will be legally issued, fully paid and nonassessable, and (b) the Rights attached to such Shares, when issued in accordance with the terms of the Rights Agreement, dated as of September 17, 1996, by and between the Company and EquiServe Trust Company N.A. (successor to State Street Bank and Trust Company), as Rights Agent, will be legally issued.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                                  Very truly yours,


                                                  /s/ Hughes Hubbard & Reed LLP